EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

    STANDARD MOTOR PRODUCTS, INC.

We have issued our reports dated March 31, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Standard Motor Products, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Standard Motor Products, Inc. on Form S-8, pertaining to the 2004 Omnibus Stock Option Plan and the 2004 Independent Directors' Stock Option Plan.

GRANT THORNTON LLP


New York, New York
June 1, 2005